Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                  BROOKLYN CHEESECAKE & DESSERTS COMPANY, INC.

                Under Section 805 of the Business Corporation Law

      The undersigned, being the Chief Financial Officer of BROOKLYN CHEESECAKE & DESSERTS COMPANY, INC. does hereby certify and set forth as follows:

      FIRST: The name of the corporation is:

             BROOKLYN CHESSECAKE & DESSERTS COMPANY, INC.

      SECOND: The Certificate of Incorporation was filed by the Department of State on November 12, 1993, under the name CIP, Inc.

      THIRD: The Certificate of Incorporation is hereby amended as follows:

            a) To effectuate a reverse split of the issued and outstanding shares of Common Stock; the Corporation is currently authorized to issue up 32,000,000 shares of stock of which 30,000,000 shares are Common Stock and 2,000,000 shares are Preferred Stock. Of the 30,000,000 shares of Common Stock, 17,110,763 shares of Common Stock, $0.001 par value, are issued and outstanding and 12,889,237 shares of Common Stock, $.001 par value are currently not issued; the reverse split of only the issued and outstanding shares of Common Stock will be at a ratio of 1:25 so that shares of issued and outstanding Common Stock will be reduced from 17,110,763 to 684,431 while the authorized shares of Common Stock will remain unchanged at 30,000,000. The 12,889,237 unissued shares shall be changed into 29,315,569 at a rate of 1:2.27. The par value of the Corporation's issued and outstanding shares of Common Stock will also change at a ratio of 1:25 so that it will increase from $0.001 to $0.025; the par value of the Corporation's un-issued shares of Common Stock available for future issuance will also change at a ratio of 1:25 so that it will increase from $0.001 to $0.025 per share. The 1:25 reverse split of the issued and outstanding Common Stock shall increase the par value of both the issued and un-issued shares of Common Stock from $0.001 to $0.025 and decrease the number of issued and outstanding shares of Common Stock by one-twenty fifth, but shall have no effect on the 30,000,000 shares of authorized Common Stock, so that paragraph FOURTH shall read as follows:

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      "FOURTH: The aggregate number of shares which the corporation shall have authority to issue shall be Thirty Two Million (32,000,000) shares, as follows:

      a. Common Stock: Of the total authorized capital stock, the corporation shall have the authority to issue Thirty Million (30,000,000) shares having a par value of $0.025 each, which shares shall be designated "Common Stock"

      b. Preferred Stock: The Corporation shall have authority to issue Two Million (2,000,000) shares with the par value of one mil ($0.001) each, which shares shall be designated "Preferred Stock"

            A. Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be determined for the issuance of such Preferred Stock, from time to time, adopted by the Board of Directors pursuant to authority so to do, which is hereby vested in the Board of Directors, which resolutions shall be filed with the Department of State of the State of New York as required by law.

            B.    Each series of Preferred Stock

                  (i)    may have such number of shares;

                  (ii) may have such voting powers, full or limited, or may be without voting powers;

                  (iii) may be subject to redemption at such time or times and at such prices;

                  (iv) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

                  (v) may have such rights upon the dissolution of, or upon any distribution of, the assets of the corporation;

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                  (vi)   may be convertible into, or exchangeable for, shares of
                         any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments;

                  (vii) may be entitled to the benefit of a sinking fund or purchase fund, to be applied to the purchase or redemption of shares of such series;

                  (viii) may be entitled to the benefit of conditions and
                         restrictions upon the creation of indebtedness of this corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series), and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by this corporation or any subsidiary of any outstanding stock of this corporation; and

                  (ix) may have such other relative, participation, optional or other rights, qualifications, all as shall be stated in said resolution or resolutions providing for the issuance of such Preferred Stock. Except, where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

            C. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were, subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock and subject to any filing required by law."

      FOURTH: The above amendment to the Certificate of Incorporation were authorized by written consent of the Board of Directors, followed by a vote of a majority of all outstanding shares entitled to vote at a meeting of shareholders held on the 4th day of August 2004. outstanding shares entitled to vote thereon.

      FIFTH: The capital of said corporation shall not be reduced under or by reason of said amendment.

            IN WITNESS WHEREOF, this Certificate of Amendment has been subscribed this 13th day of March, 2006, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.



                                                    ----------------------------
                                                    Anthony Merante
                                                    Chief Financial Officer